Exhibit 99.1
Rapid Micro Biosystems Reports First Quarter 2023 Financial Results
Reports first quarter 2023 total revenue of $5.0 million, representing growth of 21%, compared to first quarter 2022
Reaffirms full year 2023 total revenue guidance of at least $22.0 million, representing growth of approximately 30%, compared to full year 2022

LOWELL, Mass., May 5, 2023 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the first quarter ended March 31, 2023.
Recent Highlights
•First quarter total revenue (combined product and service revenue) increased 21% to $5.0 million
•First quarter recurring revenue increased 22% to $3.3 million
•Placed three new systems and completed validation of two new customer systems in the first quarter
•Cash, cash equivalents and investments of $122.1 million at March 31, 2023
•Appointed Michael Wysocki as Senior Vice President, Sales and Marketing

"We are pleased with our solid first quarter performance and are reaffirming our full year 2023 total revenue guidance," said Robert Spignesi, President and CEO. "Our first quarter system placements were above expectations and included a multi-system placement at a new, large biopharma customer. In addition, recurring revenue grew over 20% in the quarter. Accelerating Growth Direct® system placements remains our highest priority for 2023, and we believe that our teams are executing well despite macroeconomic uncertainty. We are also advancing our initiatives to drive gross margin improvement and the development of impactful new products."

First Quarter Financial Results
Total revenue for the first quarter of 2023 increased 21% to $5.0 million, from $4.2 million in the first quarter of 2022. The increase was primarily due to the placement of three Growth Direct® systems in the quarter compared to two system placements in the prior-year period. Recurring revenue, which consists of consumables and service contract revenue, increased 22% to $3.3 million in the first quarter, compared to $2.7 million in the first quarter last year. The Company completed the validation of two new customer systems in the first quarter of 2023 compared to nine in the prior-year period.
Total cost of revenue was $6.8 million in the first quarter of 2023, compared to $6.1 million in the first quarter of 2022, representing an increase of 12%. The increase was primarily due to both higher system and consumable volumes in the first quarter this year.
Total operating expenses were $13.1 million in the first quarter of 2023, essentially flat compared to the prior year.

Net loss for the first quarter of 2023 was $13.9 million, compared to $14.9 million in the first quarter of 2022. The decrease in net loss was primarily due to increased interest income. Net loss per share for the first quarter of 2023 was $0.32, compared to $0.35 in the first quarter of 2022.
Cash, cash equivalents and investments were $122.1 million, which the Company continues to expect to provide cash runway at least into 2026. The Company had no debt outstanding as of March 31, 2023.
Full Year 2023 Outlook
The Company is reaffirming its prior full year 2023 outlook for revenue of at least $22.0 million, representing growth of approximately 30%, and the placement of at least 15 systems.
Appointment of Senior Vice President, Sales and Marketing
In a separate press release issued yesterday, the Company announced the appointment of Michael Wysocki as Senior Vice President, Sales and Marketing. For full details regarding this announcement, please refer to that press release on the Company’s website at investors.rapidmicrobio.com.
Webcast Details
The Company will host a conference call before the market opens today, May 5, 2023, at 8:30 a.m. ET to discuss its first quarter 2023 financial results. The live call is accessible on the Company’s website at investors.rapidmicrobio.com and will be archived and available for replay for one year.
About Rapid Micro Biosystems

Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The Company’s flagship Growth Direct system automates and modernizes the antiquated, manual microbial quality control (“MQC”) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct system brings the quality control lab to the manufacturing floor, unlocking the power of MQC automation to deliver the faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making that customers rely on to ensure safe and consistent supply of important healthcare products. The Company is headquartered and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Lexington, Massachusetts, Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the Company on Twitter at @rapidmicrobio or on LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s full year 2023 revenue outlook range and expected future revenue and growth; expected placements of Growth Direct systems, anticipated timing of such placements and the impact on the Company’s commercial revenue; the Company's expectations regarding customers capital purchasing decisions and the Company’s sales opportunities; expectations for the RMBNucleus Mold Alarm; the projected cost savings resulting from the Company’s organizational restructuring plan; expectations regarding the Company’s improvements in commercial execution and enhanced sales and marketing processes; expectations regarding the development of new products; and customer interest in and adoption of the Company's Growth Direct microbial quality control platform.

In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the Company’s organizational restructuring plan, including a reduction in workforce, that may not result in the anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt the Company’s business; the Company’s significant losses since inception; the Company’s ability to meet its publicly announced guidance and other expectations about its business and operations; the Company’s limited experience in marketing and sales and the effectiveness of its sales processes; the Company’s need to develop new products and adapt to technological changes; the Company’s ability to establish and maintain its position as a leading provider of automated microbial quality control testing; the Company’s ability to maintain its manufacturing facility; risks related to third-parties; the Company’s ability to retain key management and other employees; risks related to regulatory and intellectual property matters; risks related to supply chain disruptions and the impact of inflation; risks related to the exploration of strategic alternatives; the impact of macroeconomic volatility and the coronavirus pandemic on the Company’s business and operations, including further delays in placements and validation of new systems; and the other important factors outlined under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 10, 2023, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of its website at investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.
Investor Contact:
Michael Beaulieu, CFA
Vice President, Investor Relations and Corporate Communications
investors@rapidmicrobio.com
Media
media@rapidmicrobio.com

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenue:
Product revenue	$3,324	$2,563
Service revenue	1,711	1,597
Total revenue	5,035	4,160
Costs and operating expenses:
Cost of product revenue	4,981	4,358
Cost of service revenue	1,844	1,726
Research and development	3,153	3,525
Sales and marketing	3,462	3,456
General and administrative	6,467	6,094
Total costs and operating expenses	19,907	19,159
Loss from operations	(14,872)	(14,999)
Other income (expense):
Interest income, net	1,003	108
Other expense, net	(11)	(16)
Total other income (expense), net	992	92
Loss before income taxes	(13,880)	(14,907)
Income tax expense	7	23
Net loss	(13,887)	(14,930)
Net loss per share — basic and diluted	$(0.32)	$(0.35)
Weighted average common shares outstanding — basic and diluted	42,812,580	42,197,887

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$24,410	$27,064
Short-term investments	75,276	81,584
Accounts receivable	5,510	5,369
Inventory	20,944	21,187
Prepaid expenses and other current assets	3,005	3,372
Total current assets	129,145	138,576
Property and equipment, net	13,509	13,818
Right-of-use assets, net	6,825	7,063
Long-term investments	22,462	29,790
Other long-term assets	1,056	1,119
Restricted cash	284	284
Total assets	$173,281	$190,650
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,287	$5,428
Accrued expenses and other current liabilities	6,104	8,150
Deferred revenue	5,496	4,706
Lease liabilities, short-term	773	766
Total current liabilities	13,660	19,050
Lease liabilities, long-term	6,940	7,202
Other long-term liabilities	238	229
Total liabilities	20,838	26,481
Total stockholders’ equity	152,443	164,169
Total liabilities and stockholders’ equity	$173,281	$190,650